UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
              OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
               13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
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                        Commission File Number 001-13187

                          CLEARVIEW CINEMA GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                 97 MAIN STREET
                            CHATHAM, NEW JERSEY 07928
                                 (973) 377-4646
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                          10 7/8% SENIOR NOTES DUE 2008
            (Title of each class of securities covered by this Form)

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                 --------------

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
       Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6             [ ]
       Rule 12h-3(b)(1)(i)    [x]

      Approximate number of holders of record as of the certification or notice date:

Common Stock, par value $.01 per share:                         1
10 7/8% Senior Notes Due 2008:                                  0

      Pursuant to the requirements of the Securities Exchange Act of 1934, Clearview Cinema Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:   December 2, 1998                  BY: /s/ A. Dale Mayo
                                              -----------------------
                                              A. Dale Mayo
                                              President